Sesen Bio, Inc.
Restricted Stock Unit and Cash Retention Award Agreement
Granted Under 2014 Stock Incentive Plan
NOTICE OF GRANT
This Restricted Stock Unit and Cash Retention Award Agreement (this “Agreement”) is made as of the Agreement Date between Sesen Bio, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.    Agreement Date

Date:	October 1, 2021

II.    Participant Information

Participant:	[_____]
Participant Address:

III.    Grant Information

Grant Date:	October 1, 2021
Number of Restricted Stock Units:	[_____]
Amount of Cash Retention Award:	An amount equal 50% of Participant’s base salary as of September 30, 2022

IV.    Vesting Table

Vesting Date	Number of Restricted Stock Units that Vest	Amount of Cash Retention Award that Vests
September 30, 2022	[_____]	An amount equal 50% of Participant’s base salary as of September 30, 2022

This Agreement includes this Notice of Grant and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

SESEN BIO, INC. ________________________________ Name: Thomas R. Cannell Title: President & CEO	PARTICIPANT __________________________ Name: [_____]

Restricted Stock Unit and Cash Retention Award Agreement
2014 Stock Incentive Plan
EXHIBIT A
GENERAL TERMS AND CONDITIONS
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.Award of Restricted Stock Units.
In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2014 Stock Incentive Plan, as amended (the “Plan”), an award with respect to the number of Restricted Stock Units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.
2.Grant of Cash Retention Award.
In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant a cash retention award (the “Cash Retention Award”), which represents the right to receive a cash amount equal to the amount set forth in the Notice of Grant upon vesting of the Cash Retention Award, subject to the terms and conditions set forth herein.

3.Vesting.
The RSUs and the Cash Retention Award shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”). Upon the vesting of the RSUs, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 8. The Common Stock will be delivered to the Participant as soon as practicable following a vesting date, but in any event within fourteen (14) days following such vesting date. Upon the vesting of the Cash Retention Award, the Company will pay to the Participant an amount in cash equal to the amount set forth in the Notice of Grant, subject to the payment of any taxes pursuant to Section 8, which amount will be payable to the Participant in a single lump sum on the next regular payroll date following the vesting date.
4.Forfeiture of Unvested RSUs and Cash Retention Award Upon Cessation of Service.
(a)Except as otherwise provided in Sections 4(b) or (c), as applicable, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation, and the Cash Retention Award, to the extent unvested, shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to (i) the unvested RSUs or any Common Stock that may have been issuable with respect thereto, or (ii) the Cash Retention Award, to the extent unvested. If the Participant provides services to a subsidiary of the

Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.
(b)If the Participant’s employment with the Company and its subsidiaries is terminated by the Company or one of its subsidiaries without Cause (as defined below), then all of the RSUs that are unvested as of the time of such termination of employment shall become immediately and automatically vested as of the date of the Participant’s termination of employment, and the shares of Common Stock underlying such RSUs will be delivered to the Participant within fourteen (14) days following the date of the Participant’s termination of employment
(c)If, on or prior to March 31, 2022, the Participant’s employment with the Company and its subsidiaries is terminated by the Company or one of its subsidiaries without Cause, then the Pro-Rated Cash Retention Award (as defined below) shall become immediately and automatically vested as of the date of the Participant’s termination of employment. For purposes of this Agreement, the term “Pro-Rated Cash Retention Award” shall mean the product of (i) the amount equal to 50% of Participant’s base salary on the date of Participant’s termination of employment, multiplied by (ii) a fraction, the numerator of which is the number of days during the period commencing on the Grant Date and ending on (and including) the date of the Participant’s termination of employment, and the denominator of which is the number of days during the period commencing on the Grant Date and ending on (and including) the Vesting Date set forth on the Notice of Grant. If, on or following April 1, 2022 and prior to the Vesting Date set forth on the Notice of Grant, the Participant’s employment with the Company and its subsidiaries is terminated by the Company or one of its subsidiaries without Cause, then the amount equal to 50% of Participant’s base salary on the date of Participant’s termination of employment shall become immediately and automatically vested as of the date of the Participant’s termination of employment. If all or a portion of the Cash Retention Award becomes vested pursuant to this Section 4(c), the Company shall pay to the Participant the amount that becomes vested (rounded to the nearest whole cent), subject to the payment of any taxes pursuant to Section 8, in a single lump sum within 30 days following the date of the Participant’s termination of employment.
(d)For purposes of this Agreement, the term “Cause” shall have the meaning specified in the Participant’s employment agreement with the Company or, if the Participant does not have an employment agreement with the Company, the term “Cause” shall mean the Participant’s commission of one or more of the following: (i) an act of material dishonesty involving the Company, embezzlement, or misappropriation of assets or property of the Company; (ii) gross negligence or willful misconduct in connection with the performance of Participant’s duties, theft, fraud or breach of fiduciary duty to the Company; (iii) Participant’s willful, sustained, or repeated failure to substantially perform the duties or obligations of your position (other than due to illness or injury); (iv) a violation of federal or state securities law; (v) the conviction of a felony or any crime involving moral turpitude, including a plea of nolo contendere; or (vi) a material breach of any of the Company’s written policies related to conduct, ethics, equal employment or harassment.
5.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs or the Cash Retention Award, or any interest therein. The Company shall not be required to treat as the owner of any RSUs, issue any Common Stock to, or pay any cash amounts to, any transferee to whom such RSUs or Cash Retention Award have been transferred in violation of any of the provisions of this Agreement.
6.Rights as a Shareholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.
7.Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
8.Tax Matters.
(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Cash Retention Award, and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs and the Cash Retention Award. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting, disposition and/or payment of the RSUs and the Cash Retention Award. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs or the Cash Retention Award.
(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting and/or payment of the RSUs and the Cash Retention Award. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation with respect to the RSUs. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date of the RSUs, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the RSUs then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock in respect of vested RSUs to the Participant until it is satisfied that all required withholdings have been made.
9.Miscellaneous.
(a)Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.
(b)No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs and the Cash Retention Award is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.
(c)Section 409A. The RSUs and the Cash Retention Award awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder

(“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs, and the payment of cash on the vesting of the Cash Retention Award, may not be accelerated or deferred unless permitted or required by Section 409A.
(d)Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(e)Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT ACCEPTANCE

                    ________________________________
Name: [_____]

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)    Upon any vesting of RSUs pursuant to Sections 3 or 4 hereof, as applicable, the Company shall sell, or arrange for the sale of, such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 3 or Section 4, as applicable, as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.
(b)    The Participant hereby appoints the President and Chief Executive Officer and Secretary of the Company, and either of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to sell the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Schedule A.
(c)    The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.
The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

                        _______________________________

                        Participant Name: ________________

                        Date: __________________________